Exhibit 99.1

TerraVia Reports First Quarter 2016 Results

Announces launch of AlgaPrime™ DHA and

signs supply agreement with global aquaculture leader

San Francisco, CA – May 4, 2016 – TerraVia™ (Solazyme, Inc.) (NASDAQ: SZYM), a pioneer in algae innovation and a food, nutrition and specialty ingredients company, announced today results for the first quarter ended March 31, 2016.

“TerraVia’s emergence as a food, nutrition and specialty ingredients focused company is well underway,” said Jonathan Wolfson, CEO of TerraVia. “Over the last two months, we’ve expanded the customer base for our AlgaVia Lipid-Rich Whole Algae Powders and Proteins, and we’ve initiated deliveries to Unilever under our new $200 million supply agreement. Today, we introduced AlgaPrime DHA for the aquaculture market with our partner Bunge including the announcement of AlgaPrime DHA’s first supply agreement with a global aquaculture leader. These and other initiatives are designed to leverage our transformational algae platform to deliver true and much-needed innovation in food, nutrition, and specialty ingredients. We’re excited about the momentum we’re building at a time when consumer demand for healthier alternatives is on the rise.”

TerraVia plans to change the company’s ticker listing to NASDAQ: TVIA and to formalize a legal name change to TerraVia Holdings, Inc. this month.

Financial Review

Results for the quarter reflect the Company’s announced focus on the food, nutrition and specialty ingredient categories. Total revenue for the first quarter of 2016 was $10.9 million compared with $12.6 million in the first quarter of 2015 reflecting a de-emphasis in industrial revenue partially offset by increased food ingredient revenue. GAAP net loss narrowed to $26.5 million for the first quarter of 2016, from a net loss of $34.7 million in the prior year period as the Company begins to benefit from reductions in cash operating expenditures. On a non-GAAP basis, the net loss also declined to $22.0 million for the first quarter of 2016, compared with net loss of $29.5 million in the prior year quarter. A reconciliation of GAAP to non-GAAP net loss is included in the financial tables appended to this press release.

“The significant steps we’ve taken to streamline our operating expense structure are taking hold and we are on plan with our spending and investment goals for the year,” said Tyler Painter, COO and CFO of TerraVia. “These efforts, along with opportunistic, ongoing initiatives to enhance our balance sheet and liquidity position, will provide important support as we execute on our commercialization strategy in foods, nutrition and specialty ingredients.”

Business Highlights

TerraVia has recently announced the following business developments:

•	TerraVia and Bunge Launch AlgaPrime™ DHA for the Specialty Feed Ingredients Market (May 4, 2016)

•	TerraVia Announces New Head of Global Food Sales (April 29, 2016)

•	VMG and TerraVia Partner on New Venture Targeting Investment Opportunities that Leverage TerraVia’s Breakthrough Algae Platform (April 5, 2016)

•	TerraVia (Solazyme) Announces Appointment of Food Industry Veteran Irene Chang Britt to the Board of Directors (March 15, 2016)

•	TerraVia (Solazyme) and Unilever Sign Multi-Year Supply Agreement for $200 Million+ of Sustainable High Performance Algae Oils (March 14, 2016)

•	Solazyme Focuses Its Breakthrough Algae Platform to Redefine the Future of Food (March 11, 2016)

Conference Call

TerraVia will hold a conference call for investors on May 4, 2016 at 1:30 p.m. PT (4:30 p.m. ET). Investors may access the call by dialing 973-409-9250. A live webcast of the call will be available from the Investor Relations section of www.solazyme.com A recording of the call will also be available by calling 404-537-3406; access code 91806405 beginning approximately two hours after the call, and will be available for one week. A webcast replay from today’s call will also be available from the Investor Relations section of www.solazyme.com approximately two hours after the call and will be available for up to thirty days.

About TerraVia™ (Solazyme, Inc.)

TerraVia™ (Solazyme, Inc.) is a next generation food, nutrition and specialty ingredients company that harnesses the power of algae, the mother of all plants and earth’s original superfood. With a portfolio of breakthrough ingredients and manufacturing, the Company is well positioned to help meet the growing need of consumer packaged goods and established and emerging food manufacturers to improve the nutritional profile of foods without sacrificing taste, and to develop select consumer brands. The Company also manufactures a range of specialty personal care ingredients for key strategic partners. Headquartered in South San Francisco, the Company’s mission is to create products that are truly better for people and better for the planet. For additional information, please visit TerraVia’s website at www.terravia.com.

Solazyme®, TerraVia™, AlgaPrime™, the Solazyme logo and other trademarks or service names are the trademarks of Solazyme, Inc.

Non-GAAP Financial Measures

This press release includes the following financial measure defined as a “non-GAAP financial measure” by the Securities and Exchange Commission: non-GAAP net loss. This measure may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP measure, see “Reconciliation of GAAP to Non-GAAP Net Loss” included in the tables to this press release.

This non-GAAP measure is provided to enhance investors’ overall understanding of Solazyme’s current financial performance and Solazyme’s prospects for the future. Specifically, Solazyme believes the non-GAAP measure provides useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results and business outlook.

For its internal budgeting process, Solazyme’s management uses financial measures that do not include stock-based compensation expense, restructuring expense, or special expenses such as non-cash gains or losses related to derivative liabilities and amortization of debt discount and issuance costs. In addition to the corresponding GAAP measure, Solazyme’s management also uses the foregoing non-GAAP measures in reviewing the financial results of Solazyme. Solazyme excludes stock-based compensation expenses and special non-cash charges from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Solazyme, including statements that involve risks and uncertainties concerning: its strategic, product, commercialization and production plans; its transition of corporate strategy and identity; meeting commercialization and technology targets; aggregate value of future revenue; the timing and ramp-up of sales; successful product trials and market acceptance and adoption of its products; and Solazyme’s ability to maintain its relationships with its partners. When used in this press release, the words “will”, “expects”, “intends” and other similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Solazyme, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties. Potential risks and uncertainties include, among others: Solazyme’s limited operating history; its limited history in manufacturing and commercializing products; its ability to successfully transition its corporate strategy and identity; production management risks; implementation risk in deploying new technologies; its limited experience in constructing, ramping up and operating commercial manufacturing facilities; its ability to successfully develop and commercialize products; its ability to sell its products at a profit; delays related to ramp-up and optimization of production facilities; availability of consistent, reliable power and steam; its ability to manage costs; its ability to enter into and maintain strategic collaborations; successful product trials by its customers and market acceptance and adoption of its products by end-users; its ability to obtain requisite regulatory approvals; and its access, on favorable terms, to any required financing. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Solazyme.

In addition, please refer to the documents that Solazyme, Inc. files with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as updated from time to time, for a discussion of these and other risks. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Solazyme is not under any duty to update any of the information in this press release.

Contacts

TerraVia

Corporate Communications:

Genet Garamendi

press@terravia.com

Or

Jeff Majtyka / Taylor Krafchik

JM Strategic Communications Group

646-776-0886

jeff@jmscgroup.com / taylor@jmscgroup.com

SOLAZYME, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended March 31,
	2016	2015
Revenues
Product revenues	$7,272	$8,821
Research and development programs	3,587	3,784

Total revenues	10,859	12,605

Costs and operating expenses (1)
Cost of product revenue	3,217	4,670
Research and development	8,231	12,554
Sales, general and administrative	16,768	21,268
Restructuring charges	1,190	424

Total costs and operating expenses	29,406	38,916

Loss from operations	(18,547)	(26,311)

Other income (expense) (2)
Interest and other income (expense), net	(3,175)	(3,273)
Loss from equity method investments	(4,872)	(5,066)
Gain (loss) from change in fair value of derivative liabilities	82	(15)

Total other income (expense), net	(7,965)	(8,354)

Net loss	$(26,512)	$(34,665)

Net loss per share - basic and diluted	$(0.32)	$(0.44)

Weighted average number of common shares used in net loss per share computation - basic and diluted	81,950	79,650

SOLAZYME, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET LOSS AND NET LOSS PER SHARE

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended March 31,
	2016	2015
GAAP Net loss	$(26,512)	$(34,665)
(Gain) loss from change in fair value of derivative liabilities	(82)	15
(1) Operating expenses includes costs as follows:
Research and development	544	1,112
Sales, general and administrative	2,192	2,958

Total stock-based compensation expense	2,736	4,070
Restructuring charges	1,190	424
(2) Other income (expense) includes costs as follows:
Amortization of debt discount and issuance costs	666	623

Non-GAAP Net loss	$(22,002)	$(29,533)

GAAP Net loss per share - basic and diluted	$(0.32)	$(0.44)

Stock-based compensation expense	0.03	0.05
Restructuring charges	0.01	0.01
Amortization of debt discount and issuance costs	0.01	0.01

Non-GAAP Net loss per share - basic and diluted	$(0.27)	$(0.37)

SOLAZYME, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(UNAUDITED)

	March 31,	December 31,
	2016	2015
Assets

Current assets
Cash, cash equivalents and marketable securities	$103,840	$97,975
Other current assets	20,834	20,969

Total current assets	124,674	118,944
Property, plant and equipment - net	25,554	26,344
Investment in Solazyme Bunge JV	37,385	35,910
Other assets	771	774

Total assets	$188,384	$181,972

Liabilities, convertible preferred stock and stockholders’ (deficit) equity

Total current liabilities	$24,613	$25,330
Other liabilities	791	1,102
Long-term debt	202,599	202,015

Total liabilities	228,003	228,447

Total convertible preferred stock and stockholders’ (deficit) equity	(39,619)	(46,475)

Total liabilities, convertible preferred stock and stockholders’ (deficit) equity	$188,384	$181,972